Exhibit 99.1

Andrew Expands Drive toward Supply Chain Excellence

—Signs Filter Supply Agreement with Elcoteq for Europe and North America;

Will Sell Certain Manufacturing Assets in Europe and

Cease Most In-House Filter Production in Romania, Italy, and North America—

WESTCHESTER, IL, September 14, 2006—In its continuing drive toward global supply chain excellence, Andrew Corporation, a global leader in communications systems and products, has undertaken strategic actions that include naming Elcoteq SE, a world leader in electronics manufacturing services, its strategic supplier for filter products in Europe and North America and selling to Elcoteq certain filter manufacturing assets in Europe.

The strategic actions continue efforts by Andrew to simplify, reduce costs in, and add flexibility to its global filter operations, and include:

•	Signing a multi-year strategic supply agreement with Elcoteq, which will serve as manufacturer of Andrew’s high-volume filter products in Europe and North America. Elcoteq’s manufacturing in lower-cost areas of Europe and North America, combined with Andrew’s existing Shenzhen, China manufacturing location, provides Andrew with a global source for low-cost, regionally-produced filter products.

•	Selling filter manufacturing assets—including inventory, facility leases, employment contracts, and manufacturing and testing equipment—at its Arad, Romania facility to Elcoteq, which will assume immediate operating responsibility for the location. Elcoteq will retain all of the approximately 250 employee positions in Arad.

•	Notifying workers in Italy of its intent to discontinue high-volume filter production at Capriate and eliminate approximately 215 employee and contractor jobs combined at both its Capriate and Agrate locations. Andrew will retain low-volume filter production, supply chain management, and repair services in Capriate, while, in Agrate, Andrew will retain a variety of functions that include product line management, customer sales, research and development, quality, repair, supply chain management, new product introduction, engineering, and staff support. Completion of the workforce reductions is pending labor negotiation.

•	Ceasing filter production in Amesbury, MA, and, eventually, Nogales, Mexico, and centralizing future North American filter production with Elcoteq in Juarez, Mexico. Andrew will close the Amesbury facility by year-end, completing the ongoing transfer of filter manufacturing there to lower-cost locations in Mexico and China. All manufacturing related jobs—approximately 80—in Amesbury will be eliminated, while the remaining 30 positions in R&D and new product introduction will be relocated to Andrew’s Warren, NJ, location. Filter production in Nogales involving approximately 30 workers will continue over the next several months until capabilities are ramped up by Elcoteq in Juarez. The remainder of Andrew’s workforce and operations in Nogales for non-filter production are not affected by these changes.

Under the agreements, Elcoteq will pay approximately $20 million for the Andrew filter manufacturing assets, while Andrew is anticipating purchasing approximately $100 million in Elcoteq-produced products during the first year of this multi-year supply agreement to serve its growing global customer base.

Andrew’s cost to implement these strategic actions is estimated to be in the range of $15 million to $20 million, including severance and asset write-offs. These costs are expected to be incurred over the next two to three quarters.

In addition to continuing to operate its high-volume, world class Shenzhen filter manufacturing location, Andrew also will retain in-house the production of low-volume filters and value-added, specialized functions such as testing, research and development, new product introduction, product engineering, design, and quality control in key regions around the world.

“With the rapid growth in Andrew’s filter business over the past few years, we continue efforts to ensure that our filter supply chain remains as flexible, cost-efficient, and regionally-focused as possible in support of our customers’ evolving network requirements around the world,” said Mickey Miller, group president, Base Station Subsystems Group, Andrew Corporation. “Through this strategic relationship with Elcoteq, we are establishing a world-class, flexible manufacturing infrastructure and supply chain for filters that will grow with our business and our customers’ needs.”

“We are extremely honored that Andrew, one of the leaders in its industry, decided to expand its collaboration with Elcoteq,” said Jouni Hartikainen, chief executive officer, Elcoteq SE. “This agreement strengthens the solid relationship that started in 2001. We believe that we can bring many solutions to Andrew based on our profound experience in communications technology. For us this agreement boosts our Communications Network Equipment business in line with our strategy.”

About Andrew Corporation

Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.

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News Media Contact:

Rick Aspan, Andrew Corporation

+1 (708) 236-6568 or publicrelations@andrew.com

Investor Contact:

Marty Kittrell, Andrew Corporation

+1 (708) 236-6500

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.